                                                                [Execution Copy]







         --------------------------------------------------------------





                              INVESTMENT AGREEMENT


                                 by and between


                           ENDOCARDIAL SOLUTIONS, INC.


                                       and


                        MEDTRONIC ASSET MANAGEMENT, INC.


                           Dated as of April 26, 1996





          ------------------------------------------------------------

                                TABLE OF CONTENTS


          DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .    1
               1.1  Specific Definitions . . . . . . . . . . . . . . . . .    1
               1.2  Definitional Provisions  . . . . . . . . . . . . . . .    5

          PURCHASE OF COMMON STOCK . . . . . . . . . . . . . . . . . . . .    6
               2.1  Purchase and Sale of Shares  . . . . . . . . . . . . .    6
               2.2  Purchase Price . . . . . . . . . . . . . . . . . . . .    6

          FIRST OFFER PURCHASE RIGHTS, BOARD DESIGNEE, AND
          DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . .    6
               3.1  First Offer Purchase Rights  . . . . . . . . . . . . .    6
               3.2  Right to Designate Board Member  . . . . . . . . . . .    8
               3.3  Distribution Rights  . . . . . . . . . . . . . . . . .    8
               3.4  Termination  . . . . . . . . . . . . . . . . . . . . .    9

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . .   10
               4.1  Organization, Qualifications and Corporate Power . . .   10
               4.2  Authorization of Agreement, Etc  . . . . . . . . . . .   10
               4.3  Validity . . . . . . . . . . . . . . . . . . . . . . .   11
               4.4  Financial Statements . . . . . . . . . . . . . . . . .   11
               4.5  Litigation; Compliance with Law  . . . . . . . . . . .   11
               4.6  Proprietary Information of Third Parties . . . . . . .   12
               4.7  Title to Properties  . . . . . . . . . . . . . . . . .   12
               4.8  Leasehold Interests  . . . . . . . . . . . . . . . . .   12
               4.9  Taxes  . . . . . . . . . . . . . . . . . . . . . . . .   12
               4.10 No Defaults  . . . . . . . . . . . . . . . . . . . . .   12
               4.11 Patents, Trademarks, Etc . . . . . . . . . . . . . . .   13
               4.12 Brokers  . . . . . . . . . . . . . . . . . . . . . . .   13
               4.13 Transactions With Affiliates . . . . . . . . . . . . .   13
               4.14 Disclosure . . . . . . . . . . . . . . . . . . . . . .   13

          REPRESENTATIONS AND WARRANTIES OF MEDTRONIC  . . . . . . . . . .   14
               5.1  Purchase of Shares . . . . . . . . . . . . . . . . . .   14
               5.2  Corporate Authority  . . . . . . . . . . . . . . . . .   14

          COVENANTS OF THE COMPANY . . . . . . . . . . . . . . . . . . . .   15
               6.1  Financial Statements, Reports, Etc . . . . . . . . . .   15
               6.2  Inspection, Consultation and Advice  . . . . . . . . .   16
               6.3  Transactions with Affiliates . . . . . . . . . . . . .   16
               6.4  Board Meetings . . . . . . . . . . . . . . . . . . . .   16
               6.5  Proprietary Information and Employee Inventions
                    Agreements . . . . . . . . . . . . . . . . . . . . . .   16
               6.6  Compliance with Laws . . . . . . . . . . . . . . . . .   16
               6.7  Keeping of Records and Books of Account  . . . . . . .   16

          REGISTRATION RIGHTS  . . . . . . . . . . . . . . . . . . . . . .   17
               7.1  Restrictions on Transfer . . . . . . . . . . . . . . .   17
               7.2  Demand Registration  . . . . . . . . . . . . . . . . .   18
               7.3  Piggyback Registrations  . . . . . . . . . . . . . . .   19
               7.4  Form S-3 Registration  . . . . . . . . . . . . . . . .   20
               7.5  Expenses of Registration . . . . . . . . . . . . . . .   21
               7.6  Obligations of the Company . . . . . . . . . . . . . .   22
               7.7  Termination of Registration Rights . . . . . . . . . .   23
               7.8  Delay of Registration  . . . . . . . . . . . . . . . .   23
               7.9  Indemnification  . . . . . . . . . . . . . . . . . . .   23
               7.10 Assignment of Registration Rights  . . . . . . . . . .   26
               7.11 Amendment of Registration Rights . . . . . . . . . . .   27
               7.12 Limitation on Subsequent Registration Rights . . . . .   27
               7.13 "Market Stand-Off" Agreement . . . . . . . . . . . . .   27

          INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . .   28
               8.1  Indemnification of Medtronic . . . . . . . . . . . . .   28
               8.2  Indemnification of the Company . . . . . . . . . . . .   28
               8.3  Third-Party Claims . . . . . . . . . . . . . . . . . .   28
               8.4  Cooperation as to Indemnified Liability  . . . . . . .   29

          OTHER PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . .   29
               9.1  Non-Disclosure . . . . . . . . . . . . . . . . . . . .   29
               9.2  Further Assurances . . . . . . . . . . . . . . . . . .   29
               9.3  Complete Agreement . . . . . . . . . . . . . . . . . .   29
               9.4  Survival of Representations, Warranties and
                    Agreements . . . . . . . . . . . . . . . . . . . . . .   30
               9.5  Waiver, Discharge, Amendment, Etc  . . . . . . . . . .   30
               9.6  Notices  . . . . . . . . . . . . . . . . . . . . . . .   30
               9.7  Public Announcement  . . . . . . . . . . . . . . . . .   31
               9.8  Expenses . . . . . . . . . . . . . . . . . . . . . . .   31
               9.9  Governing Law  . . . . . . . . . . . . . . . . . . . .   31
               9.10 Titles and Headings; Construction  . . . . . . . . . .   31
               9.11 Benefit  . . . . . . . . . . . . . . . . . . . . . . .   31
               9.12 Counterparts . . . . . . . . . . . . . . . . . . . . .   31
               9.13 Parties in Interest  . . . . . . . . . . . . . . . . .   31

                              INVESTMENT AGREEMENT


     THIS INVESTMENT AGREEMENT is made and entered into as of April 26, 1996 by and between ENDOCARDIAL SOLUTIONS, INC. (the "Company"), a Delaware corporation, and MEDTRONIC ASSET MANAGEMENT, INC. ("Medtronic"), a Minnesota corporation.

                                    RECITALS

     WHEREAS, the Company desires to issue and sell to Medtronic, and Medtronic desires to purchase from the Company, upon the terms and subject to the conditions set forth in this Agreement, shares of the Company's Series C Preferred Stock, which, assuming the conversion of such shares of Series C Preferred Stock and of all other issued and outstanding shares of the Company's Preferred Stock into shares of the Company's Common Stock, and the exercise of all issued and outstanding options or warrants to purchase shares of the Company's Common Stock, shall equal fifteen percent (15%) of the Company's Capital Stock; and

     WHEREAS, as a further condition to Medtronic's investment described above, the Company is willing to grant to Medtronic certain rights, including: (i) the right to purchase its pro rata portion of any issuances of additional securities of the Company, (ii) the right to designate a member or observer of the Company's Board of Directors, (iii) the right to have the shares of Common Stock issuable upon conversion of the Series C Preferred Stock registered under the Securities Act, (iv) the right, under certain circumstances, to acquire the stock or the assets of the Company, and (v) the right, under certain circumstances, to obtain exclusive distribution rights for certain of the Company's products in territories outside North America.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                       1.
                                   DEFINITIONS

     1.1 SPECIFIC DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

     "AFFILIATE" of a specified person (natural or juridical) means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. "Control" shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

     "AGREEMENT" means this Agreement and all exhibits and schedules hereto.

     "BOARD" means the Company's Board of Directors.

     "CAPITAL STOCK" means the issued and outstanding shares of the Company, including shares of Common Stock and Preferred Stock.

     "COMMON STOCK" means the Company's common stock, $.01 par value per share.

     "CONFIDENTIAL INFORMATION" means know-how, trade secrets, and unpublished information disclosed (whether before or during the term of this Agreement) by one of the parties (the "disclosing party") to the other party (the "receiving party") or generated under this Agreement, excluding information which:

          (i) was already in the possession of the receiving party prior to its receipt from the disclosing party (provided that the receiving party is able to provide the disclosing party with reasonable documentary proof thereof);

          (ii) is or becomes part of the public domain by reason of acts not attributable to the receiving party;

          (iii) is or becomes available to the receiving party from a source other than the disclosing party which source, to the best of the receiving party's knowledge, has rightfully obtained such information and has no obligation of non-disclosure or confidentiality to the disclosure party with respect thereto;

          (iv) is made available by the disclosing party to a third party unaffiliated with the disclosing party on an unrestricted basis;

          (v) has been independently developed by the receiving party without breach of this Agreement or use of any Confidential Information of the other party; or

          (vi) has been or must be publicly disclosed by reason of legal, accounting or regulatory requirements beyond the reasonable control, and despite the reasonable efforts of the receiving party.

     All Confidential Information disclosed by one party to the other under this Agreement shall be in writing and bear a legend "Company Proprietary," "Company Confidential" or words of similar import or, if disclosed in any manner other than writing, shall be preceded by an oral statement indicating that the information is proprietary or confidential, and shall be followed by transmittal of a reasonably detailed written summary of the information provided to the receiving party with identification as Confidential Information designated as above within thirty (30) days.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "FORM S-3" means such form under the Securities Act in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

     "HOLDER" means Medtronic or any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 7.8 hereof.

     "INITIAL OFFERING" means the initial public offering of the Company's Common Stock registered under the Securities Act.

     "INITIATING HOLDERS" means Holders of more than fifty percent (50%) of the Registrable Securities then outstanding.

     "INTELLECTUAL PROPERTY" means letters patent and patent applications; trademarks, service marks and registrations thereof and applications therefor; copyrights and copyright registrations and applications therefor; all discoveries, ideas, technology, know-how, trade secrets, processes, formulas, drawings and designs, computer programs or software; and all amendments, modifications, and improvements to any of the foregoing.

     "INVESTORS' RIGHTS AGREEMENT" means that certain Amended and Restated Investors' Rights Agreement, dated as of January 31, 1995, as amended as of the date hereof, between the Company and the purchasers of the Series A Preferred Stock and Series B Preferred Stock identified on the signature pages thereto.

     "KNOWLEDGE" means actual knowledge of a fact or the knowledge which such person could reasonably be expected to have based on reasonable inquiry. The knowledge of an entity shall include the knowledge of such entity's officers.

     "LIENS" means liens, mortgages, charges, security interests, claims, voting trusts, pledges, encumbrances, options, assessments, restrictions, or third-party or spousal interests of any nature.

     "NORTH AMERICA" means the United States of America and Canada.

     "PREFERRED STOCK" means the Company's preferred stock, $.01 par value per share, in such series or classes as may be designated by the Board from time to time, including without limitation the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

     "PURCHASED SHARES" means the shares of Series C Preferred Stock purchased by Medtronic pursuant to Section 2.1.

     "REGISTER," "REGISTER," and "REGISTRATION" means a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

     "REGISTRABLE SECURITIES" means (i) the shares of Common Stock of the Company issues or issuable upon conversion of the Purchased Shares, the Series A Preferred Stock and the Series B Preferred Stock, and (ii) any shares of Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 under the Securities Act or sold in a private transaction in which the transferror's rights under Article 7 of this Agreement or Article III of the Investors' Rights Agreement are not assigned.

     "REGISTRABLE SECURITIES THEN OUTSTANDING" means the number of shares determined by calculating the total number of shares of the Company's Common Stock that are Registrable Securities and either (i) are then issued and outstanding and (ii) are issuable pursuant to then exercisable or convertible securities.

     "REGISTRATION EXPENSES means all expenses incurred by the Company in complying with Section 7.2 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed Ten Thousand Dollars ($10,000) of a single special counsel for the holders of Registrable Securities, blue sky fees and expenses (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company); provided, however, that "Registration Expenses" shall not include the expense of any special audits incident to or required by such registration.

     "SEC" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

     "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "SELLING EXPENSES" means all underwriting discounts and commissions applicable to a sale of Registrable Securities.

     "SERIES A PREFERRED STOCK" means the Company's Series A Preferred Stock, $.01 par value per share.

     "SERIES B PREFERRED STOCK" means the Company's Series B Preferred Stock, $.01 par value per share.

     "SERIES C PREFERRED STOCK" means the Company's Series C Preferred Stock, $.01 par value per share, having the terms set forth in the Certificate of Designations attached hereto as Exhibit A.


     1.2  DEFINITIONAL PROVISIONS.

          (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

          (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

          (c) References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

          (d) The term "person" includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

                                       2.
                            PURCHASE OF COMMON STOCK

     2.1 PURCHASE AND SALE OF SHARES. On the date hereof, the Company hereby agrees to issue and deliver to Medtronic, and Medtronic hereby agrees to purchase from the Company, 1,953,700 shares of Series C Preferred Stock (the "Purchased Shares"), which, assuming the conversion of such shares of Series C Preferred Stock and of all other issued and outstanding shares of the Company's Preferred Stock into shares of Common Stock and the exercise of all issued and outstanding options or warrants to purchase shares of Common Stock, represent fifteen percent (15%) of the Company's Capital Stock as of the date hereof.

     2.2 PURCHASE PRICE. The purchase price for the Purchased Shares shall be Ten Million Dollars ($10,000,000) payable by wire transfer of immediately available funds to the Company's account designated by the Company to Medtronic.


                                       3.
          FIRST OFFER PURCHASE RIGHTS, BOARD DESIGNEE, AND DISTRIBUTION


     3.1 FIRST OFFER PURCHASE RIGHTS. In the event that during the four-year period immediately following the date of this Agreement, the Company receives a Third Party Offer (as defined below), the Company shall promptly give notice (a "Notice") to Medtronic of its receipt of such Third Party Offer, but shall be under no obligation to disclose, in the Notice or otherwise, the terms of the Third Party Offer. For purposes of this Agreement, "Third Party Offer" means either (a) a bona fide offer from a third party that is not an Affiliate of the Company to purchase all or substantially all of the issued and outstanding Capital Stock of the Company or to license, purchase or otherwise acquire, directly or indirectly, in one or more related transactions, all or a substantial portion of the assets (including the Company's Intellectual Property) then used by the Company, other than the sale of inventory or the replacement of equipment in the ordinary course of business or (b) a bona fide offer from a third party that is not an Affiliate of the Company and that is a competitor of Medtronic to purchase, directly or indirectly, in one or more related transactions a twenty percent (20%) or greater interest in the Capital Stock of the Company, assuming the exercise of all issued and outstanding options and warrants to purchase Common Stock of the Company. For purposes of this Agreement, "Third Party Offeror" shall mean the person or entity making the Third Party Offer.

     The Company shall, promptly after deliver of the Notice of the Third Party Offer to Medtronic, prepare and deliver to Medtronic a written proposal (the "Company Proposal") setting forth the price and material terms pursuant to which the Company would be prepared to structure a transaction with Medtronic; provided, however, that such terms need not be identical to the Third Party Offer and the Company shall be under no obligation to disclose the terms of the Third Party Offer in the Company Proposal.

     Any Company Proposal so delivered to Medtronic shall constitute an offer, subject to the negotiation of definitive agreements, to Medtronic to enter into the transactions proposed in the Company Proposal on the terms specified therein. Medtronic shall have the exclusive right for a period of forty-five
(45) days from the date of its receipt of the Company Proposal to enter into definitive agreements with the Company for the consummation of the transactions proposed in the Company Proposal on the terms specified therein. During such forty-five day period the Company agrees to promptly provide Medtronic with all information regarding the Company that Medtronic may reasonably request for the purpose of evaluating the Company Proposal; provided, however, that the Company's delivery of any such information shall be subject to its receipt of a written confidentiality agreement from Medtronic in form and substance reasonably satisfactory to the Company. If during such forty-five day period, the Company and Medtronic are unable to reach definitive agreement with respect to the transactions proposed in the Company Proposal, the Company shall have 120 days to enter into an agreement with the Third Party Offeror on terms no less favorable than the most favorable terms, if any, proposed by Medtronic during such forty-five day period. If the Company and the Third Party Offeror are unable to reach definitive agreement during such 120-day period with respect to the Third Party Offer, Medtronic's rights with respect to Third Party Offers described in the first paragraph of this Section 3.1 shall be reinstated and apply to any subsequent Third Party Offers.

     In the event that during the four-year period immediately following the date of this Agreement, the Company proposes to sell, assign, transfer or otherwise dispose of all or a substantial portion of the Company's assets or its Capital Stock (other than in the case of a public offering), the Company shall, prior to contacting any other third party with respect to such proposed sale, assignment, transfer or disposition, give Medtronic the exclusive right for a period of forty-five (45) days to enter into definitive agreements with the Company for the purchase of all of the outstanding Capital Stock of the Company or all or substantially all of the assets of the Company. During such forty-five day period the Company agrees to promptly provide Medtronic with all information regarding the Company that Medtronic may reasonably request for the purpose of evaluating the Company and negotiating definitive agreements; provided, however, that the Company's delivery of any such information shall be subject to its receipt of a written confidentiality agreement from Medtronic in
form and substance reasonably satisfactory to the Company.    If during such
forty-five day period, the Company and Medtronic are unable to reach definitive agreement with respect to such a purchase, the Company shall have 180 days to enter into an agreement with a third party with respect to a sale, assignment, transfer or disposition of all or a substantial portion of the Company's assets or its Capital Stock on terms no less favorable than the most favorable terms, if any,
proposed by Medtronic during such forty-five day period.   If the Company and a
third party are unable to reach definitive agreement during such 180-day period with respect to such a sale, assignment, transfer or disposition, Medtronic's rights with respect to any such transactions proposed by the Company and described in the this paragraph shall be reinstated and apply to any subsequent such proposed transactions.

     3.2  RIGHT TO DESIGNATE BOARD MEMBER.

          (a) So long as Medtronic owns at least five percent (5%) of the issued and outstanding shares of Capital Stock of the Company (subject to adjustment for any stock splits, stock dividends or other recapitalization of the Capital Stock), the Company shall permit Medtronic to designate one representative to be a non-voting, observer of the Company's Board of Directors (the "Board"). Such designee may be removed or replaced at any time by Medtronic as deemed reasonably necessary or appropriate by Medtronic. Medtronic's designee shall receive all notices, documents, and other information at the same time and in the same manner as such information is supplied to members of the Board. The Company shall make reasonable efforts to permit Medtronic's designee to participate or observe Board meetings by telephone if such designee is unable to attend in person.

          (b) At the request of Medtronic, the Company agrees to use its best efforts, subject to any required shareholder approvals, (i) to expand the number of members of the Board and appoint Medtronic's designee to the Board as a director of the Company with full voting privileges, and (ii) in connection with each meeting, or each written consent in lieu of a meeting, of the Company's shareholders at which the Board is elected, to nominate Medtronic's designee for election to the Board and to use its best efforts to cause Medtronic's designee to be so elected.

     3.3  DISTRIBUTION RIGHTS.

          (a) The parties agree that, with regard to Company's "Ensite" catheters and "Focus 2000" workstation and software, and all future models or replacements thereof (collectively, the "EP Products"), the Company will retain and maintain exclusive distribution rights for the EP Products in North America.

          (b) In the event that any time after the date of this Agreement the Company proposes to undertake distribution of EP Products in any territory outside of North America (a "Distribution Proposal"), the Company shall provide written notice of such Distribution Proposal to Medtronic. During the forty-five (45) day period following the Company's delivery of such notice,

     Medtronic shall have the right to enter into a distribution arrangement with the Company for exclusive distribution rights for the EP Products in the territory subject to the Distribution Proposal and on terms specified in such Distribution Proposal or, if no such terms are specified, on terms to be mutually agreed between the Company and Medtronic. During such forty-five day period the Company agrees to promptly provide Medtronic with all information regarding the Company that Medtronic may reasonably request for the purpose of evaluating the Company and negotiating definitive agreements; provided, however, that the Company's delivery of any such information shall be subject to its receipt of a written confidentiality agreement from Medtronic in form and substance reasonably satisfactory to
     the Company.   If during such forty-five day period, the Company and
     Medtronic are unable to reach definitive agreement with respect to the exclusive distribution rights for the EP Products in the territory subject to the Distribution Proposal, the Company shall have 180 days to enter into an agreement with a third party with respect to such distribution rights on terms no more favorable to such third party than terms last offered to
     Medtronic during such forty-five day period.   If the Company and a third
     party are unable to reach definitive agreement during such 180-day period with respect to such distribution rights, Medtronic's rights with respect to any distribution of the EP Products in the territory subject to the Distribution Proposal and described in the this paragraph shall be reinstated and apply to any subsequent such Distribution Proposal.

          (c) The parties agree that any distribution agreement entered into with respect to the EP Products shall be mutually agreed by the parties and will include mutually agreeable sales and performance objectives. The parties further agree that the transfer prices of EP Products under such agreement shall be negotiated and agreed by the parties taking into account
     (i) the average price EP Products are sold to Company's "preferred customers" (defined as "end users" (not distributors)), and (ii) Company's "fully allocated manufacturing costs" the definition of which shall be agreed by the parties in any distribution agreement.

     3.4 TERMINATION. Medtronic's rights under Section 3.1 shall terminate on the earlier occurrence of any of the following events:

     (a)  the four (4) year anniversary of this Agreement; or

     (b) the Company's filing of a registration statement on either Form S-1 or Form SB-2 under the Securities Act for an Initial Offering with respect to which the gross proceeds to the Company will be not less than Twenty Million Dollars ($20,000,000) and such registration statement is declared effective by the SEC; or

     (c) the Company has complied with the provisions of Section 3.1 and there has been a change of control of Company such that more than fifty percent (50%) of the outstanding Capital Stock or assets of the Company have been purchased by a third party not an Affiliate of the Company in a single transaction or series of transactions (a "CHANGE IN CONTROL").

     Medtronic's rights under Section 3.2 shall terminate upon the earlier occurrence of an Initial Offering described in Section 3.4(b) above or a Change in Control, and Medtronic's rights under Section 3.3 shall terminate upon a Change in Control.

                                       4.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


The Company represents and warrants to Medtronic as follows:

     4.1 ORGANIZATION, QUALIFICATIONS AND CORPORATE POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification and where the failure to be so licensed or qualified could have material adverse effect upon the Company or its business. The Company has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform this Agreement, and to issue, sell and deliver the Purchased Shares. The Company has no subsidiaries.

     4.2  AUTHORIZATION OF AGREEMENT, ETC.

          (a) The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the issuance, sale and delivery of the Purchased Shares have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or the By-laws of the Company, in each case as amended, or any provision of any material indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such material indenture, agreement or other instrument, or result in the creation or imposition of any material Lien upon any of the properties or assets of the Company.

          (b) The Purchased Shares have been duly authorized and validly issued, and upon receipt of payment therefor in accordance with Article 2 of this Agreement will be fully paid and nonassessable. The Purchased Shares are free and clear of all Liens imposed by or through the Company.

     4.3 VALIDITY. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally.

     4.4 FINANCIAL STATEMENTS. The Company has furnished to Medtronic the audited balance sheet of the Company as of March 31, 1996 (the "Balance Sheet") and the related statements of income, stockholders' equity and cash flows of the Company for the year then ended. All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the financial position of the Company as of the dates thereof and the results of its operations for the periods then ended. Since the date of the Balance Sheet, there has been no change in the assets, liabilities or financial condition of the Company from that reflected in the Balance Sheet except for changes in the ordinary course of business which in the aggregate have not been materially adverse.

     4.5 LITIGATION; COMPLIANCE WITH LAW. There is no (a) action, suit, claim, proceeding or investigation pending or, to the best of the Company's knowledge, threatened against or affecting the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (b) arbitration proceeding relating to the Company pending under collective bargaining agreements or otherwise, or (c) governmental inquiry pending or, to the best of the Company's knowledge, threatened against or affecting the Company (including without limitation any inquiry as to the qualification of the Company to hold or receive any license or permit), and there is no basis for any of the foregoing. The Company has complied with all laws, rules, regulations and orders applicable to its business, operations, properties, assets, products and services and possesses all necessary permits, licenses and other authorizations required to conduct its business as conducted except where the failure so to comply or so to possess would not have a material adverse affect on the Company.

     4.6 PROPRIETARY INFORMATION OF THIRD PARTIES. To the best of the Company's knowledge, no third party has claimed or has reason to claim that any person employed by or affiliated with the Company has (a) violated or may be violating any of the terms or conditions of his employment, non-competition or nondisclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees.

     4.7 TITLE TO PROPERTIES. The Company has good and marketable title to its properties and assets reflected on the Balance Sheet or acquired by it since the date of the Balance Sheet (other than properties and assets disposed of in the ordinary course of business since the date of the Balance Sheet), and all such properties and assets are free and clear of all Liens, except for liens for or current taxes not yet due and payable and minor imperfections of title, if any, not material in nature or amount and not materially detracting from the value or impairing the use of the property subject thereto or impairing the operations or proposed operations of the Company.

     4.8 LEASEHOLD INTERESTS. Each lease or agreement to which the Company is a party under which it is a lessee of any property, real or personal, is a valid agreement in full force and effect.

     4.9 TAXES. The Company has filed all tax returns, federal, state, county and local, required to be filed by it, and the Company has paid all taxes shown to be due by such returns as well as all other taxes, assessments and governmental charges which have become due or payable, including without limitation all taxes which the Company is obligated to withhold from amounts owing to employees, creditors and third parties. All such taxes with respect to which the Company has become obligated pursuant to elections made by the Company in accordance with generally accepted practice have been paid and adequate reserves have been established for all taxes accrued but not yet payable. The federal income tax returns of the Company have never been audited by the Internal Revenue Service. No deficiency assessment with respect to or proposed adjustment of the Company's federal, state, county or local taxes is pending or, to the best of the Company's knowledge, threatened.

     4.10 NO DEFAULTS. The Company, and to the best of the Company's knowledge, each other party thereto, has in all material respects performed all the obligations required to be performed by them to date, have received no notice of default and are not in default (with due notice or lapse of time or both) under any lease, agreement or contract now in effect to which the Company is a party or by which it or its property may be bound except for such defaults that would not have a material adverse affect on the Company. The Company has no present expectation or intention of not fully performing all its obligations under each such lease, contract or other agreement, and the Company has no knowledge of any breach or anticipated breach by the other party to any contract or commitment to which the

Company is a party. The Company is not in violation of its Certificate of Incorporation and By-laws.

     4.11 PATENTS, TRADEMARKS, ETC. To the best of the Company's knowledge, the Company owns or possesses licenses or other rights to use all of the Company's Intellectual Property necessary or desirable to the conduct of its business as conducted and as proposed to be conducted, and no claim is pending or threatened to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other person under any such Intellectual Property, and there is no basis for any such claim. No claim is pending or threatened to the effect that any such Intellectual Property owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company, and there is no basis for any such claim (whether or not pending or threatened). To the best of the Company's knowledge, all technical information developed by and belonging to the Company which has not been patented has been kept confidential.

     4.12 BROKERS. The Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

     4.13 TRANSACTIONS WITH AFFILIATES. No director, officer, employee or stockholder of the Company, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of more than 5% of the outstanding Capital Stock thereof, is a party to any transaction with the Company, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such person or firm.

     4.14 DISCLOSURE. Neither this Agreement, nor any other statements, documents, certificates or other items prepared or supplied by the Company with respect to the transactions contemplated hereby contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained therein not misleading.

                                       5.
                   REPRESENTATIONS AND WARRANTIES OF MEDTRONIC


Medtronic represents and warrants to the Company as follows:

     5.1 PURCHASE OF SHARES. Medtronic is an "accredited investor" within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the Purchased Shares. Medtronic has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company's stage of development so as to be able to evaluate the risks and merits of Medtronic's investment in the Company and Medtronic is able financially to bear the risks thereof. Medtronic has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management. The Purchased Shares are being acquired for Medtronic's own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof. Medtronic understands that (i) the Purchased Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated under the Securities Act, (ii) the Purchased Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the Purchased Shares will bear a legend to such effect and (iv) the Company will make a notation on its transfer books to such effect.

     5.2 CORPORATE AUTHORITY. The execution, delivery and performance by Medtronic of this Agreement and the transactions contemplated hereby has been duly and validly authorized and approved by all requisite corporate action on the part of Medtronic, and the execution and the delivery of this Agreement and consummation of the transactions contemplated hereby and compliance with and fulfillment of the terms and provisions hereof will not (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Articles of Incorporation or Bylaws of Medtronic, or (ii) require any affirmative approval, consent, authorization or other order or action of any court, governmental authority, regulatory body, creditor or any other person. Medtronic has all requisite power and authority to do and perform all acts and things required to be done by it under this Agreement and the agreements contemplated hereby. This Agreement constitutes the valid and binding obligation of Medtronic enforceable in accordance with their terms except as may be limited by laws affecting creditors' rights generally or by judicial limitations on the right to specific performance.

                                       6.
                            COVENANTS OF THE COMPANY


     6.1 FINANCIAL STATEMENTS, REPORTS, ETC. So long as (i) Medtronic is the legal or beneficial owner of at least five percent (5%) of the issued and outstanding shares of Capital Stock of the Company (adjusted for any stock splits, stock dividends or other recapitalization of the Capital Stock) and (ii) there has been no Initial Offering or Change in Control, the Company shall furnish to Medtronic:

          (a) within ninety (90) days after the end of each fiscal year of the Company, a balance sheet of the Company as of the end of such fiscal year and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal year then ended, prepared in accordance with generally accepted accounting principles and certified by a firm of independent public accountants selected by the Board of Directors of the Company;

          (b) within forty-five (45) days after the end of each fiscal quarter in each fiscal year (other than the last fiscal quarter in each fiscal year) a balance sheet of the Company and its subsidiaries and the related consolidated statements of income, stockholders' equity and cash flows, unaudited but prepared in accordance with generally accepted accounting principles and certified by the chief financial officer or controller of the Company, such consolidated balance sheet to be as of the end of such fiscal quarter and such consolidated statements of income, stockholders' equity and cash flows to be for such fiscal quarter and for the period from the beginning of the fiscal year to the end of such fiscal quarter, in each case with comparative statements for the corresponding period in the prior fiscal year;

          (c)  at the time of delivery of each quarterly statement pursuant to
     Section 6.1(b), a management narrative report explaining all significant variances from forecasts and all significant current developments in staffing, marketing, sales and operations;

          (d) within thirty (30) days prior to the start of each fiscal year, consolidated capital and operating expense budgets, cash flow projections and income and loss projections for the Company and its subsidiaries in respect of such fiscal year, all itemized in reasonable detail, and, promptly after preparation, any significant revisions to any of the foregoing;

          (e) promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries that could materially adversely affect the Company;

          (f) promptly, from time to time, such other information regarding the business, financial condition, operations, property or affairs of the Company and any subsidiaries as such Medtronic reasonably may request.

     6.2 INSPECTION, CONSULTATION AND ADVICE. The Company shall permit and cause any Affiliates of the Company to permit Medtronic and such persons as it may designate, at such Medtronic's expense, to visit and inspect any of the properties of the Company and its Affiliates, examine their books and take copies and extracts therefrom, discuss the affairs, finances and accounts of the Company and its Affiliates with their officers, employees and public accountants (and the Company hereby authorizes said accountants to discuss with Medtronic and such designees such affairs, finances and accounts), and consult with and advise the management of the Company and its Affiliates as to their affairs, finances and accounts, all at reasonable times and upon reasonable notice. All such information shall be subject to Section 9.1 hereof.

     6.3 TRANSACTIONS WITH AFFILIATES. Except for transactions contemplated by this Agreement or as otherwise approved by the Board, neither the Company nor any of its subsidiaries shall enter into any transaction with any director, officer, employee or holder of more than 5% of the outstanding Capital Stock of the Company, member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or member of the family of any such person, is a director, officer, trustee, partner or holder of more than 5% of the outstanding Capital Stock thereof, except for transactions on customary terms related to such person's employment.

     6.4 BOARD MEETINGS. The Company shall use its best efforts to ensure that meetings of its Board are held at least four (4) times each year and at least once each quarter.

     6.5 PROPRIETARY INFORMATION AND EMPLOYEE INVENTIONS AGREEMENTS. The Company shall use its best efforts to obtain confidentiality and assignment of inventions agreements from all officers, key employees and other employees, consultants or independent contractors who will have access to confidential information of the Company.

     6.6 COMPLIANCE WITH LAWS. The Company shall comply, and cause each Affiliates to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could materially adversely affect its business or condition, financial or otherwise.

     6.7 KEEPING OF RECORDS AND BOOKS OF ACCOUNT. The Company shall keep, and cause each Affiliate to keep, adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and such subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

                                       7.
                               REGISTRATION RIGHTS

     7.1  RESTRICTIONS ON TRANSFER.

          (a) Each Holder agrees not to make any disposition of all or any portion of the Purchased Shares (or the Common Stock issuable upon the conversion thereof) unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Article 7, provided and to the extent this Article is then applicable and:

               (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

               (ii) (A) Such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (B) if requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

               (iii) Notwithstanding the provisions of clauses (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners in accordance with partnership interests, or (B) to the Holder's family member or trust for the benefit of an individual Holder, provided the transferee will be subject to the terms of this
          Section 7.1 to the same extent as if he were an original Holder hereunder.

          (b) Each certificate representing Purchased Shares or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or as provided elsewhere in the Agreement):

          THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE

          OPINION OF COUNSEL OR BASED ON OTHER WRITTEN EVIDENCE IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

          (c) The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

          (d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

     7.2  DEMAND REGISTRATION.

          (a) Subject to the conditions of this Section 7.2, if the Company shall receive at any time after the date hereof, a written request from Initiating Holders that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities having an aggregate offering price to the public in excess of $5,000,000, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of
     Section 7.2(b), effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

          (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this
     Section 7.2 and the Company shall include such information in the written notice referred to in Section 7.2(a). In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the

     Company). Notwithstanding any other provision of this Section 7.2, if the underwriter advises the Company in writing that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all Holders participating in the related registration (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

          (c) The Company shall not be obligated to effect more than two (2) registrations pursuant to this Section 7.2.

          (d) The Company shall not be required to effect a registration pursuant to this Section 7.2 during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of, the registration statement pertaining to the Initial Offering, provided that the Company is making reasonable and good faith efforts to cause such registration statement to become effective. In addition, the Company shall not be required to effect a registration pursuant to this Section 7.2 if within thirty (30) days of a receipt of a written request from Initiating Holders pursuant to Section 7.2(a), the Company gives notice to the Holders of the Company's intention to file a registration statement for its Initial Offering within one hundred twenty
     (120) days.

          7.3  PIGGYBACK REGISTRATIONS.

          (a) The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans and corporate reorganizations) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder of Registrable Securities decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

          (b) UNDERWRITING. If the registration statement under which the Company gives notice under this Section 7.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 7.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provisions of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by such Holders; and third, to any shareholder of the Company (other than a Holder) on a pro rata basis. No such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, except that in no event shall the amount of securities of the selling Holders included in he registration be reduced below twenty-five percent (25%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling shareholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence. In no event will shares of any other selling shareholder be included in such registration which would reduce the number of shares which may be included by Holders without the written consent of such Holders of not less than seventy percent (70%) of the Registrable Securities proposed to be sold in the offering.

     7.4 FORM S-3 REGISTRATION. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect the registration under the Securities Act, and any related qualification or compliance with respect to, all or a part of the Registrable Securities owned by such Holder or Holders by the filing with the SEC of a registration statement on Form S-3 covering such Registrable Securities, the Company will:

          (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

          (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 7.4: (i) if Form S-3 under the Securities Act is not available for such offering by the Holders, (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $500,000, (iii) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its shareholders for such registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 7.4, (iv) if the Company has already effected two (2) registrations for the Holders pursuant to this Section 7.4, or (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

          (c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

     7.5 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to
Section 7.2 or any registration under Section 7.3 or Section 7.4 shall be borne by the Company. All Selling Expenses incurred in connection with any such registration shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 7.2 or Section 7.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Company was aware but the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 7.2 or Section 7.4 (in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to
Section 7.5, then the Holders shall not forfeit their rights pursuant to Section
7.2 or Section 7.4 to a demand registration.

     7.6 OBLIGATIONS OF THE COMPANY. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a) Prepare and file with the SEC a registration statement with respect on Form S-3 to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days.

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

          (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each

     Holder participating is such underwriting shall also enter into and perform its obligations under such an agreement.

          (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (g) Furnish, at the request of a majority of the Holders participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

     7.7 TERMINATION OF REGISTRATION RIGHTS. All registration rights granted under this Article 7 shall terminate and be of no further force and effect five
(5) years after the date following the Company's Initial Offering.

     7.8 DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article 7.

     7.9 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under Sections 7.2; 7.3 or 7.4:

          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each

     Holder and each person, if any, who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation") by the
     Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, officer or director, or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 7.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, or controlling person of such Holder.

          (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers, each person, if any, who controls the Company within the meaning of the Securities Act, and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 7.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further that in no event shall any indemnity under this Section 7.9(b) exceed the gross proceeds from the offering received by such Holder unless the Violation is the result of fraud on the part of such Holder.

          (c)  Promptly after receipt by an indemnified party under this Section
     7.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party provided however, that if there is more than one indemnified party, the indemnifying party shall pay for the fees and expenses of one counsel for any and all indemnified parties to be mutually agreed upon by such indemnified parties, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 7.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.9.

          (d) If the indemnification provided for in this Section 7.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          (e) The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

          (f) The obligations of the Company and Holders under this Section 7.9 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

     7.10 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Article 7 may be assigned by a Holder to a transferee or assignee of Registrable Securities; provided, however, that no such transferee or assignee shall be entitled to registration rights under this Article 7 hereof unless it acquires at least fifty thousand (50,000) shares of Registrable Securities (as adjusted for stock splits and combinations) and the Company shall, within twenty (20) days after such transfer, be furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; provided, however, that a Holder's failure to provide such notice to the Company shall not in any way impair a Holder's right to make an assignment under this Section 7.10, but until such notice is provided the Company may continue to treat the original Holder (and not the Holder's assignee) as the Holder of the registration rights. Notwithstanding the foregoing, rights to cause the Company to register securities may be assigned to any person or entity who is a subsidiary, parent, general partner or limited partner of a Holder regardless of the number of shares transferred to such person or entity.

     7.11 AMENDMENT OF REGISTRATION RIGHTS. Any provision of this Article 7 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least seventy percent (70%) of the Registrable Securities. Any amendment or waiver effected in accordance with this Section 7.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Article 7, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

     7.12 LIMITATION ON SUBSEQUENT REGISTRATION RIGHTS. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the outstanding Registrable Securities, enter into any agreement with any person or persons providing for the granting to such holder of registration rights pari passu or senior to those granted to Holders pursuant to this Article 7, or of registration rights which might cause a reduction in the number of shares includable by the Holders in any offering pursuant to Section 7.2 or in any offering subject to Section 7.3.

     7.13 "MARKET STAND-OFF" AGREEMENT. If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, a Holder holding more than one percent (1%) of the Company's voting securities shall not sell or otherwise transfer or dispose of any Capital Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the underwriters not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act, provided that:

          (a) such agreement shall be for a period not to exceed ninety (90) days for all public offerings after the Company's Initial Offering; and

          (b) all officers and directors of the Company and holders of at least one percent (1%) of the Company's voting securities enter into similar agreements.

The obligations described in this Section 7.13 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration on Form S-4 or similar form that may be available in the future for a transaction falling under Rule 145 of the Securities Act. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the restriction set forth in this Section 7.11 until the end of said one hundred eighty (180) day (or shorter) period.

                                       8.
                                 INDEMNIFICATION


     8.1 INDEMNIFICATION OF MEDTRONIC. The Company shall indemnify, defend and hold harmless Medtronic and each of its subsidiaries, officers, directors and stockholders (Medtronic and such other indemnitees referred to in this Article 8 as "Medtronic") from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) ("Indemnifiable Losses"), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of any breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement or any agreement, certificate or document executed and delivered by the Company pursuant hereto or in connection with any of the transactions contemplated by this Agreement.

     8.2 INDEMNIFICATION OF THE COMPANY. Medtronic shall indemnify, defend and hold harmless the Company and each of its subsidiaries, officers, directors and stockholders (the Company and such other indemnitees referred to in this Article 8 as the "Company") from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of any breach of any representation, warranty, covenant or agreement of Medtronic contained in this Agreement or any agreement, certificate or document executed and delivered by Medtronic pursuant hereto or in connection with the transactions contemplated by this Agreement.

     8.3 THIRD-PARTY CLAIMS. If a claim by a third party is made against an indemnified party and if the indemnified party intends to seek indemnity with respect thereto under this Article 8, such indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the indemnified party so long as the failure to give timely notice does not adversely affect the indemnifying party's ability to defend such claim against a third party. The indemnified party shall not settle such claim without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. If the indemnifying party acknowledges in writing its indemnity obligations for Indemnifiable Losses resulting therefrom, the indemnifying party may participate at its own cost and expense in the settlement or defense of any claim for which indemnification is sought; PROVIDED THAT such settlement or defense shall be controlled by the indemnified party.

     8.4 COOPERATION AS TO INDEMNIFIED LIABILITY. Each party hereto shall cooperate fully with the other parties with respect to access to books, records, or other documentation within such party's control, if deemed reasonably necessary or appropriate by any party in the defense of any claim which may give rise to indemnification hereunder.

                                       9.
                                OTHER PROVISIONS


     9.1 NON-DISCLOSURE. Each party agrees not to disclose or use (except as permitted or required for performance by the party receiving such Confidential Information of its rights or duties hereunder) any Confidential Information of the other party obtained during the during the term of this Agreement until the expiration of three (3) years after the date of this Agreement. Each party further agrees to take appropriate measures to prevent any such prohibited disclosure by its present and future employees, officers, agents, subsidiaries, or consultants during such period.

     9.2 FURTHER ASSURANCES. At such time and from time to time on and after the date hereof upon request by Medtronic, the Company will execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, certificates and assurances that may be required for the better conveying, transferring, assigning, delivering, assuring and confirming to Medtronic, or to its respective successors and assigns, all of the Purchased Shares or to otherwise carry out the purposes of this Agreement.

     9.3 COMPLETE AGREEMENT. The schedules and exhibits to this Agreement shall be construed as an integral part of this Agreement to the same extent as if they had been set forth verbatim herein. This Agreement and the schedules and exhibits hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto.

     9.4 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties, covenants and agreements contained herein shall survive the purchase of the Purchased Shares and remain in full force and effect. No independent investigation of the Company by Medtronic, its counsel, or any of its agents or employees shall in any way limit or restrict the scope of the representations and warranties made by the Company in this Agreement.

     9.5 WAIVER, DISCHARGE, AMENDMENT, ETC. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not, absent an express written waiver signed by the party making such waiver specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. This Agreement may be amended by the Company and Medtronic, by mutual action approved by their respective Boards of Directors or their respective officers authorized by such Board of Directors, at any time prior to the Closing Date. Any amendment to this Agreement shall be in writing and signed by the Company and Medtronic.

     9.6 NOTICES. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by telecopy (receipt confirmed) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

     if to Medtronic to:

          Medtronic Asset Management, Inc.
          Corporate Center
          7000 Central Avenue N.E.
          Minneapolis, Minnesota 55432
          Attention:  Michael D. Ellwein,
                      Vice President Corporate Development
                      and Associate General Counsel
          FAX (612) 572-5404

          if to the Company to:

               Endocardial Solutions, Inc.
               1350 Energy Lane, Suite 110
               St. Paul, Minnesota 55108-5254
               Attention:  James W. Bullock, President and
                           Chief Executive Officer
               FAX (612) 644-7897

          Any party may change the above-specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail or delivery service).

          9.7 PUBLIC ANNOUNCEMENT. In the event any party proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such party shall so advise the other parties hereto, and the parties shall thereafter use their best efforts to cause a mutually agreeable release or announcement to be issued. Neither party will publicly disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the other parties' written consent, except as may be required by applicable law or stock exchange regulation, and except for communications to employees.

          9.8 EXPENSES. The Company and Medtronic shall each pay their own expenses incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

          9.9 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.

          9.10 TITLES AND HEADINGS; CONSTRUCTION. The titles and headings to the Articles and Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

          9.11 BENEFIT. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          9.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.

          9.13 PARTIES IN INTEREST. All representations, covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

          IN WITNESS WHEREOF, each of the parties has caused this Investment Agreement to be executed as of the date first written above.


ENDOCARDIAL SOLUTIONS, INC.


                              By    /s/ James W. Bullock
                              Name:     James W. Bullock
                              Title:    President and Chief
                                        Executive Officer



                              MEDTRONIC ASSET MANAGMENT, INC.


                              By
                                --------------------------------
                              Name:
                              Title: